Exhibit 99.3

UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

As of July 23, 2007, Comverge completed the acquisition of all of the outstanding Enerwise stock in exchange for $23.1 million in cash, net of cash acquired, $17.0 million in subordinated convertible promissory notes payable to Enerwise stockholders and 1,279,545 shares of Comverge common stock, valued at $36.9 million. Both Comverge and Enerwise operate on a calendar year.

The pro forma adjustments related to the acquisition are preliminary and do not reflect the final purchase price, which may be impacted by additional direct transaction costs, or the final allocation of the excess of the purchase price over the net book value of the assets of Enerwise, as the process to assign a fair value to the various tangible and intangible assets acquired and liabilities assumed has not yet been completed. The final purchase price allocation will be based on Enerwise’s closing balance sheet as of July 23, 2007. Final adjustments may result in a materially different allocation of the purchase price. The effect of the changes to the statements of operations will depend on the nature and amount of the final purchase price allocation and could be material.

The unaudited pro forma combined statements of operations reflect the combined results of operations of Comverge and Enerwise for the year ended December 31, 2006 and the three months ended March 31, 2007, in both cases as if the acquisition had occurred on January 1, 2006. Reclassifications have been made to the statements of operations of Enerwise to conform to Comverge’s financial statement classifications.

The unaudited pro forma combined balance sheet gives effect to the merger of Comverge and Enerwise as if it occurred as of March 31, 2007. Reclassifications have been made to the balance sheet of Enerwise to conform to Comverge’s financial statement classifications.

The unaudited pro forma combined financial statements presented are based on the assumptions and adjustments described in the accompanying notes. The unaudited pro forma combined statements of operations are presented for illustrative purposes and do not purport to represent what our results of operations actually would have been if the events described above had occurred as of the dates indicated or what such results would be for any future periods. The unaudited pro forma combined financial statements, and the accompanying notes, should be read in conjunction with the historical financial statements and related notes of Comverge in the Company’s Registration Statement on Form S-1, Amendment No. 9, (File No. 333-137813) filed with the SEC on April 12, 2007 and quarterly reports on Form 10-Q and with the Enerwise historical financial statements and related notes included in this Form 8-K.

Comverge, Inc.

Unaudited Pro Forma Combined Balance Sheet

At March 31, 2007

(in thousands)

	Comverge	Enerwise	Pro Forma Adjustments		Pro Forma Combined
Assets
Current assets
Cash and cash equivalents	$618	$908	$(23,919	) (1)	$1,526
			23,919	(2)
Restricted cash	—	125	—		125
Accounts receivable, net	7,044	3,342	—		10,386
Inventory, net	1,237	—	—		1,237
Deferred costs	3,708	223	—		3,931
Other current assets	3,445	123	—		3,568

Total current assets	16,052	4,721	—		20,773
Property and equipment, net	12,385	155	—		12,540
Goodwill	499	2,483	64,427	(3)	64,926
			(2,483	) (4)
Intangible assets, net	172	97	13,063	(5)	13,235
			(97	) (4)
Other assets	1,466	—	—		1,466

Total assets	$30,574	$7,456	$74,910		$112,940

Liabilities and Stockholders’ Deficit
Current liabilities
Accounts payable	$2,633	$1,413	$—		$4,046
Deferred revenue	9,784	719	—		10,503
Accrued expenses	4,623	2,444	—		7,067
Other current liabilities	1,462	—	—		1,462
Short-term debt	1,000	—	—		1,000

Total current liabilities	19,502	4,576	—		24,078
Long-term liabilities
Long-term debt	5,831	—	17,000	(6)	22,831
Other liabilities	1,078	355	(355	) (7)	1,078

Total long-term liabilities	6,909	355	16,645		23,909
Redeemable convertible preferred stock	—	6,996	(6,996	) (8)	—
Stockholders’ deficit	4,163	(4,471)	4,471	(9)	64,953
			36,871	(10)
			23,919	(2)

Total liabilities and stockholders’ deficit	$30,574	$7,456	$74,910		$112,940

See accompanying notes to unaudited pro forma combined financial information.

Unaudited Pro Forma Combined Statement of Operations

For the year ended December 31, 2006

(in thousands, except share and per share data)

	Comverge	Enerwise	Pro Forma Adjustments		Pro Forma Combined
Revenue	$33,873	$11,121	$—		$44,994
Cost of revenue	16,897	7,324	—		24,221

Gross profit	16,976	3,797	—		20,773
Operating expenses
General and administrative expenses	13,934	3,453	(14	) (11)	18,814
			1,441	(12)
Marketing and selling expenses	7,912	907	—		8,819
Research and development	790	—	—		790

Operating loss	(5,660)	(563)	(1,427)		(7,650)
Other expense	64	—	—		64
Interest expense, net	390	(41)	935	(13)	1,284

Loss before income taxes	(6,114)	(522)	(2,362)		(8,998)
Provision for income taxes	46	69	(69	) (14)	46

Net loss	$(6,160)	$(591)	$(2,293)		$(9,044)

Net loss per share
Basic and diluted	$(1.89)				$(1.50)

Weighted average number of shares outstanding	3,262,366		2,753,661	(15)	6,016,027

See accompanying notes to unaudited pro forma combined financial information.

Unaudited Pro Forma Combined Statement of Operations

For the three months ended March 31, 2007

(in thousands, except share and per share data)

	Comverge	Enerwise	Pro Forma Adjustments		Pro Forma Combined
Revenue	$5,735	$4,968	$—		$10,703
Cost of revenue	3,594	3,724	—		7,318

Gross profit	2,141	1,244	—		3,385
Operating expenses
General and administrative expenses	4,245	1,048	(14	) (11)	5,639
			360	(12)
Marketing and selling expenses	1,899	302	—		2,201
Research and development	273	—	—		273

Operating loss	(4,276)	(106)	(346)		(4,728)
Other expense	3	—	—		3
Interest expense, net	229	(16)	234	(13)	447

Loss before income taxes	(4,508)	(90)	(580)		(5,178)
Provision for income taxes	7	17	(17	) (14)	7

Net loss	$(4,515)	$(107)	$(563)		$(5,185)

Net loss per share
Basic and diluted	$(1.25)				$(0.82)

Weighted average number of shares outstanding	3,602,912		2,753,661	(15)	6,356,573

See accompanying notes to unaudited pro forma combined financial information.

Comverge, Inc.

Notes to Unaudited Pro Forma Combined Financial Information

(in thousands, except share and per share data)

Note 1: Basis of Pro Forma Presentation

The unaudited pro forma combined balance sheet is based on historical balance sheets of Comverge, Inc. and Subsidiaries (“Comverge”) and Enerwise Global Technologies, Inc. and Subsidiaries (“Enerwise”) and has been prepared to reflect the merger as if the acquisition took place on March 31, 2007 and combines Comverge’s unaudited balance sheet at March 31, 2007 with Enerwise’s unaudited balance sheet at March 31, 2007. Reclassifications have been made to the balance sheet of Enerwise to conform to Comverge’s financial statement classifications.

The unaudited pro forma combined statements of operations reflect the combined results of operations of Comverge and Enerwise for the year ended December 31, 2006 and the three months ended March 31, 2007, in both cases as if the acquisition had occurred on January 1, 2006. Reclassifications have been made to the statements of operations of Enerwise to conform to Comverge’s financial statement classifications.

You should not rely on the selected unaudited pro forma combined financial information as being indicative of the historical results that would have occurred had Comverge and Enerwise been combined during these time periods or the future results that may be achieved after the acquisition.

There were no transactions between Comverge and Enerwise during the periods presented. There are no significant differences between the accounting policies of Comverge and Enerwise.

Note 2: Preliminary Purchase Price

On July 23, 2007, Comverge completed the acquisition of Enerwise for $77.0 million in consideration, comprised of $23.1 million in cash, net of cash acquired, $17.0 million in subordinated convertible promissory notes payable to Enerwise stockholders and 1,279,545 shares of Comverge common stock, valued at $36.9 million. In accordance with Emerging Issues Task Force (“EITF”) No. 99-12, Determination of the Measurement Date for the Market Price of Acquirer Securities Issued in a Purchase Business Combination, the fair value of Comverge common stock to be issued was determined using an average price of $28.82, which was the average closing price of Comverge common stock for a few days before and after the terms of the merger agreement were agreed to and announced.

The estimated direct transaction cost consists primarily of legal and accounting fees and other external costs related directly to the acquisition. The preliminary purchase price is summarized as follows:

Cash consideration, net of cash acquired	$23,116
Subordinated convertible notes	17,000
Stock consideration	36,871
Direct transaction costs	803

Total preliminary purchase price	$77,790

Note 3: Preliminary Purchase Price Allocation

For pro forma purposes, the total estimated purchase price will be allocated to Enerwise’s net tangible and identifiable intangible assets based on their estimated fair values as of March 31, 2007. The excess of the purchase price over the fair value of net assets acquired has been classified as goodwill. The preliminary allocation of the estimated purchase price as of March 31, 2007 is as follows:

	Fair Value	Useful Life	Estimated Annual Amortization
	(in thousands)	(in years)	(in thousands)
Net tangible assets acquired	$300
Identifiable intangible assets
Customer relationships	7,569	10	$757
Trade names and trademarks	2,758	Indefinite	—
Technology	2,736	4	684
Goodwill	64,427

Aggregate preliminary purchase price	$77,790

The unaudited pro forma combined financial information reflects a preliminary allocation of the purchase price. The estimated fair values of the assets acquired and liabilities assumed are not yet complete and are subject to future adjustments. The final purchase price allocation will be based on Enerwise’s closing balance sheet as of July 23, 2007. The significant items which could change are tangible and intangible assets, goodwill, and commitments and contingencies. The valuations of these significant items are currently underway and we expect the valuation to be complete by the filing of the Company’s Form 10-Q for the nine months ended September 30, 2007.

Note 4: Pro Forma Net Loss Per Share

The pro forma basic and diluted loss per share are based on the weighted average number of shares of Comverge common stock outstanding during each period and the number of shares of Comverge common stock to be issued in connection with the merger. In addition to the 1,279,545 shares issued related to the merger, the pro forma net loss per share includes the shares issued in order to pay the cash consideration and direct acquisition costs of $23.9 million related to the acquisition of Enerwise. Based on the initial public offering on April 13, 2007, the net price per share was $16.226 which equates to 1,474,116 shares issued.

Also, 191,183 shares will be held in escrow as contingent consideration related to future performance of the Enerwise operations. Although the escrow shares are classified as issued and outstanding at March 31, 2007 and December 31, 2006, they are considered contingently returnable until the restrictions lapse and are not included in the basic net loss per share calculation until the shares are vested. The Comverge unvested escrow shares would have been included in the diluted shares outstanding calculation but are not as a result of their anti-dilutive effect due to the net loss for the periods.

	Comverge Weighted Average Shares	New Comverge Shares Issued	Comverge Shares Issued Related to Cash Consideration	Pro Forma Combined Weighted Average Shares
Shares outstanding as of December 31, 2006	3,262,366	1,279,545	1,474,116	6,016,027
Shares outstanding as of March 31, 2007	3,602,912	1,279,545	1,474,116	6,356,573

Note 5: Pro Forma Adjustments

The unaudited pro forma combined statements of operations reflect the combined results of operations of Comverge and Enerwise for the year ended December 31, 2006 and the three months ended March 31, 2007 as if the acquisition had occurred on January 1, 2006. The unaudited pro forma combined balance sheet assumes that the acquisition took place on March 31, 2007 and combines Comverge’s unaudited balance sheet at March 31, 2007 with Enerwise’s unaudited balance sheet at March 31, 2007.

The following adjustments are reflected in the unaudited pro forma combined statements of operations and the unaudited pro forma combined balance sheet to reflect the estimated impact of the merger on the historical combined results of Comverge and Enerwise.

(1)	Adjustment includes $23,116 of cash used for the acquisition and payment for professional services related to the acquisition of $803.

(2)	Adjustment to reflect the portion of cash proceeds raised from Comverge’s initial public offering on April 13, 2007 ($23,919 of the total net proceeds raised of $86,000) used for payment of the cash consideration and professional services incurred related to the July 23, 2007 acquisition of Enerwise.

(3)	Adjustment reflects estimated goodwill from the acquisition after allocating the purchase price to the fair value of identifiable net assets acquired.

(4)	To eliminate Enerwise’s existing goodwill and intangible assets.

(5)	Adjustment to reflect intangible assets identified and the fair values assigned, which are preliminary and subject to completion of our fair value assessment.

(6)	Adjustment to add the subordinated convertible promissory notes issued as a portion of the consideration provided related to the acquisition.

(7)	Adjustment to reflect deferred income taxes as if the acquisition occurred on March 31, 2007.

(8)	Adjustment to eliminate Enerwise’s redeemable convertible preferred stock, in accordance with the purchase agreement.

(9)	Adjustment to eliminate Enerwise’s shareholders’ deficit, in accordance with the purchase agreement.

(10)	Adjustment to reflect the issuance of 1,279,545 shares of Comverge common stock to Enerwise shareholders as part of the acquisition consideration.

(11)	To eliminate Enerwise’s amortization of intangibles due to the write-off of all intangible assets which would have occurred had the acquisition occurred at the beginning of the period.

(12)	To record amortization expenses related to intangible assets to be acquired as part of the merger.

(13)	Adjustment to increase interest expense for new debt issued in connection with the acquisition as if the acquisition occurred at the beginning of the period.

(14)	Adjustment to eliminate the income tax expense as a result of the write-off of Enerwise’s existing goodwill which would have occurred had the acquisition occurred at the beginning of the period.

(15)	Adjustment to reflect the issuance of 1,279,545 shares of common stock pursuant to the agreement and plan of merger dated June 27, 2007, assuming issuance at the beginning of the period, coupled with the shares issued in order to raise the proceeds necessary to acquire Enerwise as outlined in adjustment #2 above. See Note 4 for further discussion of the pro forma net loss per share.